Exhibit 99.2
Updated Financial Disclosure

As of December 31, 2019, we estimate we had cash, cash equivalents and marketable securities of approximately $455 million, as compared to $502.9 million at September 30, 2019. This financial data as of December 31, 2019 is preliminary and is based on information available to management as of the date of this prospectus supplement and is subject to completion by management of our financial statements as of and for the year ended December 31, 2019. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary financial data and accordingly do not express an opinion or any other form of assurance with respect thereto. These results could change as a result of further review. Complete annual results will be included in our Annual Report on Form 10-K for the year ended December 31, 2019.